Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter and Year Ended December 31, 2020

NEW YORK--(BUSINESS WIRE)--February 24, 2021--New Mountain Finance Corporation (NASDAQ: NMFC) (the "Company", "we", "us" or "our") today announced its financial results for the quarter and year ended December 31, 2020 and reported fourth quarter net investment income of $0.30 per weighted average share. At December 31, 2020, net asset value (“NAV”) per share was $12.62, compared to $12.24 at September 30, 2020 and $13.26 at December 31, 2019. The Company also announced that its board of directors declared a first quarter distribution of $0.30 per share, which will be payable on March 31, 2021 to holders of record as of March 17, 2021. For additional details related to the quarter and year ended December 31, 2020, please refer to the New Mountain Finance Corporation Form 10-K filed with the SEC and the supplemental investor presentation which can be found on the Company's website at http://www.newmountainfinance.com.

Selected Financial Highlights

(in thousands, except per share data)	December 31, 2020
Investment Portfolio(1)	$2,974,924
Total Assets	$3,097,519
Total Statutory Debt(3)	$1,514,433
NAV(2)	$1,221,875

NAV per Share	$12.62
Statutory Debt/Equity	1.24x

Investment Portfolio Composition	December 31, 2020	Percent of Total
First Lien	$1,576,217	53.0%
Second Lien(1)	714,250	24.0%
Subordinated	36,939	1.2%
Preferred Equity	147,643	5.0%
Investment Fund	222,400	7.5%
Common Equity and Other(4)	277,475	9.3%
Total	$2,974,924	100.0%
_____________________________
(1)	Includes collateral for securities purchased under collateralized agreements to resell.
(2)	Excludes non-controlling interest in New Mountain Net Lease Corporation (“NMNLC”).
(3)	Excludes the Company’s United States (“U.S.”) Small Business Administration (“SBA”)-guaranteed debentures. Includes premium received on additional convertible notes issued in June 2019.
(4)	Includes investments held in NMNLC.

We believe that the strength of the Company’s unique investment strategy – which focuses on middle market defensive growth companies that are well researched by New Mountain Capital, L.L.C. (“New Mountain”), a leading alternative investment firm, is underscored by continued stable credit performance. The Company has had only ten portfolio companies, representing approximately $236 million of the cost of all investments made since inception in October 2008, or approximately 2.9% of $8.1 billion, go on non-accrual.

Robert A. Hamwee, CEO, commented: “Our portfolio continued to perform well through Q4, as evidenced by $217 million of positive credit migration and zero negative migration, as well as ongoing book value recovery, which improved a further $0.38 to $12.62. As COVID headwinds hopefully continue to abate we look forward to further book value recovery in 2021.”

John R. Kline, President and COO, commented: “We are pleased to announce again a first quarter distribution of $0.30 per share payable on March 31, 2021 to holders of record as of March 17, 2021. This distribution is fully supported by income from our diverse portfolio of middle market investments in defensive growth businesses. The annualized yield of this distribution based on our closing share price on February 19, 2021 is 9.8%.”

“We believe New Mountain’s strategy of focusing on 'defensive growth' industries and on companies that we know well continues to prove to be a successful strategy, especially during the current crisis”, added Steven B. Klinsky, NMFC Chairman. “We believe one of our keys to success is the strength of the team and we continue to build the team over time, now at approximately 180 employees.”

Portfolio and Investment Activity1

As of December 31, 2020, the Company’s NAV was approximately $1,221.9 million and its portfolio had a fair value of approximately $2,974.9 million in 105 portfolio companies, with a weighted average YTM at Cost2 of approximately 8.6%. For the three months ended December 31, 2020, the Company generated approximately $22.3 million of originations in one new portfolio company and approximately $161.4 million of originations, including commitments3 for follow-on investments in thirteen portfolio companies held as of September 30, 2020. For the three months ended December 31, 2020, the Company had $32.9 million of asset sales and cash repayments3 of approximately $118.9 million.

Consolidated Results of Operations

Quarterly Results4

The Company’s total investment income for the three months ended December 31, 2020 and 2019 was approximately $67.8 million and $73.2 million, respectively.

The Company’s total net expenses, after income tax expense, for the three months ended December 31, 2020 and 2019 were approximately $38.7 million and $42.6 million, respectively. Total net expenses, after income tax expense, for the three months ended December 31, 2020 and 2019 consisted of approximately $18.6 million and $22.6 million, respectively, of costs associated with the Company’s borrowings and approximately $17.7 million and $18.0 million, respectively, in net management and incentive fees. Since the Company’s initial public offering (“IPO”), the base management fee calculation has deducted the borrowings under the New Mountain Finance SPV Funding, L.L.C. credit facility (the “SLF Credit Facility”). The SLF Credit Facility had historically consisted of primarily lower yielding assets at higher advance rates. As part of an amendment to the Company’s existing credit facilities with Wells Fargo Bank, National Association, the SLF Credit Facility merged with and into the New Mountain Finance Holdings, L.L.C. credit facility (the “Holdings Credit Facility”) on December 18, 2014. Post credit facility merger and to be consistent with the methodology since the IPO, New Mountain Finance Advisers BDC, L.L.C. (the “Investment Adviser”) will continue to waive management fees on the leverage associated with those assets held under revolving credit facilities that share the same underlying yield characteristics with investments that were leveraged under the legacy SLF Credit Facility, which as of December 31, 2020 and 2019 totaled approximately $620.3 million and $829.0 million, respectively. For the three months ended December 31, 2020 and 2019 management fees waived were approximately $2.7 million and $3.5 million, respectively. The Investment Adviser cannot recoup management fees and incentive fees that the Investment Adviser has previously waived. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the three months ended December 31, 2020 and 2019 were approximately $2.4 million and $2.0 million, respectively.

For the three months ended December 31, 2020 and 2019, the Company recorded approximately $37.0 million and $(9.1) million, respectively, of net realized and unrealized gains (losses).

Annual Results4

The Company’s total investment income for the years ended December 31, 2020 and 2019 was approximately $272.8 million and $276.5 million, respectively.

The Company’s total net expenses, after income tax expense, for the years ended December 31, 2020 and 2019 were approximately $156.3 million and $159.3 million, respectively. Total net expenses, after income tax expense, for the years ended December 31, 2020 and 2019 consisted of approximately $78.1 million and $84.3 million, respectively, of costs associated with the Company’s borrowings and approximately $69.4 million and $66.4 million, respectively, in net management and incentive fees. For the years ended December 31, 2020 and 2019, management fees waived were approximately $12.3 million and $12.0 million, respectively. For the years ended December 31, 2020 and 2019, incentive fees waived were approximately $0.5 million and $0, respectively. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the years ended December 31, 2020 and 2019 were approximately $8.8 million and $8.6 million, respectively.

For the years ended December 31, 2020 and 2019, the Company recorded approximately $58.1 million and $4.6 million in net realized and unrealized losses, respectively.

Liquidity and Capital Resources

As of December 31, 2020, the Company had cash and cash equivalents of approximately $79.0 million and total statutory debt outstanding of approximately $1,514.4 million5, which consisted of approximately $450.2 million of the $745.0 million of total availability on the Holdings Credit Facility, $165.5 million of the $188.5 million of total availability on the Company’s senior secured revolving credit facility (the “NMFC Credit Facility”), $244.0 million of the $280.0 million of total availability on the Company’s secured revolving credit facility (the “DB Credit Facility”), $0 of the $50.0 million of total availability on the uncommitted revolving loan agreement (the “Unsecured Management Company Revolver”), $201.4 million6 of convertible notes outstanding and $453.3 million of unsecured notes outstanding. Additionally, the Company had $300.0 million of SBA-guaranteed debentures outstanding as of December 31, 2020.

Portfolio and Asset Quality1

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing materially in-line with expectations. Any investment performing materially below our expectations, where the risk of loss has materially increased since the original investment, would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” could be moved to non-accrual status and the final development could be an actual realization of a loss through a restructuring or impaired sale.

As of December 31, 2020, six portfolio companies had an investment rating of “3” and five portfolio companies had an investment rating of “4”. The Company’s investments in the portfolio companies with an investment rating of “3” had an aggregate cost basis of approximately $148.8 million and an aggregate fair value of approximately $111.2 million. The Company’s investment in portfolio companies with an investment rating of “4” had an aggregate cost basis of approximately $110.6 million and an aggregate fair value of approximately $37.1 million.

Recent Developments

On January 29, 2021, the Company entered into a fifth supplement (the "Fifth Supplement") to its Amended and Restated Note Purchase Agreement, dated September 30, 2016 (the “NPA”). Pursuant to the Fifth Supplement, on January 29, 2021, the Company issued to institutional investors identified therein, in a private placement, $200.0 million in aggregate principal amount of five-year unsecured notes that mature on January 29, 2026 (the “2021A Unsecured Notes”) as an additional series of notes under the NPA. The 2021A Unsecured Notes will rank equal in priority with the Company's other unsecured indebtedness. The 2021A Unsecured Notes bear interest at an annual rate of 3.875%, payable semi-annually in arrears on January 29 and July 29 of each year, commencing on July 29, 2021.

On February 5, 2021, the Company caused notices to be issued to holders of the Company's 5.75% Unsecured Notes due 2023 (the “5.75% Unsecured Notes”) regarding the exercise of the Company's option to redeem all of the issued and outstanding 5.75% Unsecured Notes. The Company will redeem all $51.75 million in aggregate principal amount of the 5.75% Unsecured Notes on March 8, 2021.

On February 5, 2021, the Company caused notices to be issued to holders of the Company's 5.313% Unsecured Notes due 2021 (the “2016 Unsecured Notes”) regarding the exercise of the Company's option to prepay all of the Company's $90.0 million in aggregate principal amount of issued and outstanding 2016 Unsecured Notes, which was paid on February 16, 2021.

On February 17, 2021, the Company's board of directors declared a first quarter 2021 distribution of $0.30 per share payable on March 31, 2021 to holders of record as of March 17, 2021.

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[1]	Includes collateral for securities purchased under collateralized agreements to resell.
[2]

References to “YTM at Cost” assume the accruing investments, including secured collateralized agreements, in our portfolio as of a certain date, the ‘‘Portfolio Date’’, are purchased at cost on that date and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage. YTM at Cost uses the LIBOR curves at each quarter’s respective end date. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the Company’s portfolio or other factors.

[3]	Excludes revolving credit facilities, netbacks, payment-in-kind (“PIK”) interest, bridge loans, return of capital and realized gains / losses.
[4]

Excludes net income related to non-controlling interests in NMNLC. For the quarter ended December 31, 2020, $0.3 million of dividend income is excluded from investment income, $0.0 million of net direct and indirect professional, administrative, other general and administrative is excluded from net expenses and $1.5 million of unrealized gains is excluded from net realized and unrealized losses. For the year ended December 31, 2020, $0.9 million of dividend income is excluded from investment income, $0.1 million of net direct and indirect professional, administrative, other general and administrative is excluded from net expenses and $2.6 million of unrealized gains is excluded from net realized and unrealized losses.

[5]	Excludes the Company’s United States (“U.S.”) Small Business Administration (“SBA”)-guaranteed debentures.
[6]	Includes premium received on additional convertible notes issued in June 2019.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Thursday, February 25, 2021, to discuss its fourth quarter 2020 financial results. All interested parties may participate in the conference call by dialing +1 (877) 443-9109 approximately 15 minutes prior to the call. International callers should dial +1 (412) 317-1082. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

New Mountain Finance Corporation
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)

	December 31, 2020	December 31, 2019
Assets
Investments at fair value
Non-controlled/non-affiliated investments (cost of $2,281,184 and $2,619,408, respectively)	$2,249,615	$2,613,801
Non-controlled/affiliated investments (cost of $115,543 and $82,825, respectively)	103,012	73,527
Controlled investments (cost of $600,942 and $449,308, respectively)	600,875	472,952
Total investments at fair value (cost of $2,997,669 and $3,151,541, respectively)	2,953,502	3,160,280
Securities purchased under collateralized agreements to resell (cost of $30,000 and $30,000, respectively)	21,422	21,422
Cash and cash equivalents	78,966	48,574
Interest and dividend receivable	28,411	31,800
Receivable from unsettled securities sold	9,019	–
Receivable from affiliates	117	277
Deferred tax asset	101	–
Other assets	5,981	3,702
Total assets	$3,097,519	$3,266,055

Liabilities
Borrowings
Unsecured Notes	$453,250	$453,250
Holdings Credit Facility	450,163	661,563
SBA-guaranteed debentures	300,000	225,000
DB Credit Facility	244,000	230,000
Convertible Notes	201,520	201,623
NMFC Credit Facility	165,500	188,500
Deferred financing costs (net of accumulated amortization of $33,325 and $28,390, respectively)	(16,839)	(17,640)
Net borrowings	1,797,594	1,942,296
Payable for unsettled securities purchased	26,842	1,780
Interest payable	15,587	16,484
Management fee payable	10,419	10,298
Incentive fee payable	7,354	7,646
Payable to affiliates	867	673
Deferred tax liability	–	912
Other liabilities	1,967	2,498
Total liabilities	1,860,630	1,982,587
Commitments and contingencies
Net Assets
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, none issued	–	–
Common stock, par value $0.01 per share, 200,000,000 shares authorized, and 96,827,342 and 96,827,342 shares issued and outstanding, respectively	968	968
Paid in capital in excess of par	1,269,671	1,287,853
Accumulated overdistributed earnings	(48,764)	(5,353)
Total net assets of New Mountain Finance Corporation	$1,221,875	$1,283,468
Non-controlling interest in New Mountain Net Lease Corporation	15,014	–
Total net assets	$1,236,889	$1,283,468

Total liabilities and net assets	$3,097,519	$3,266,055

Number of shares outstanding	96,827,342	96,827,342
Net asset value per share of New Mountain Finance Corporation	$12.62	$13.26

New Mountain Finance Corporation
Consolidated Statements of Operations
(in thousands, except shares and per share data)

	Year Ended December 31,
	2020	2019	2018
Investment income
From non-controlled/non-affiliated investments:
Interest income (excluding Payment-in-kind ("PIK") interest income)	$184,705	$193,500	$149,509
PIK interest income	9,057	528	4,136
Dividend income	–	–	486
Non-cash dividend income	9,235	8,561	5,912
Other income	5,133	12,150	12,174
From non-controlled/affiliated investments:
Interest income (excluding PIK interest income)	2,042	2,608	1,277
PIK interest income	(1,083)	1,558	751
Dividend income	2,611	3,073	6,714
Non-cash dividend income	(3,085)	1,219	12,333
Other income	1,282	1,236	1,832
From controlled investments:
Interest income (excluding PIK interest income)	7,803	3,119	2,473
PIK interest income	9,028	7,409	3,753
Dividend income	32,347	32,011	21,731
Non-cash dividend income	7,297	8,918	6,648
Other income	7,339	617	1,736
Total investment income	273,711	276,507	231,465
Expenses
Interest and other financing expenses	78,047	84,297	57,050
Management fee	53,032	49,115	38,530
Incentive fee	29,211	29,288	26,508
Administrative expenses	4,408	4,046	3,629
Professional fees	3,537	3,065	4,497
Other general and administrative expenses	1,845	1,796	1,913
Total expenses	170,080	171,607	132,127
Less: management and incentive fees waived	(12,811)	(12,012)	(6,709)
Less: expenses waived and reimbursed	(924)	(335)	(276)
Net expenses	156,345	159,260	125,142
Net investment income before income taxes	117,366	117,247	106,323
Income tax expense	22	94	291
Net investment income	117,344	117,153	106,032
Net realized (losses) gains:
Non-controlled/non-affiliated investments	(4,305)	872	(18,047)
Non-controlled/affiliated investments	(3,497)	–	8,387
Controlled investments	4,188	18	3
New Mountain Net Lease Corporation	812	–	–
Net change in unrealized (depreciation) appreciation:
Non-controlled/non-affiliated investments	(47,907)	1,855	(30,758)
Non-controlled/affiliated investments	(3,233)	(8,353)	(2,344)
Controlled investments	(1,766)	3,010	10,896
Securities purchased under collateralized agreements to resell	–	(2,086)	(1,704)
New Mountain Net Lease Corporation	(812)	–	–
Benefit (provision) for taxes	1,013	94	(112)
Net realized and unrealized losses	(55,507)	(4,590)	(33,679)
Net increase in net assets resulting from operations	61,837	112,563	72,353
Less: Net increase in net assets resulting from operations related to non-controlling interest in New Mountain Net Lease Corporation	(3,364)	–	–
Net increase in net assets resulting from operations related to New Mountain Finance Corporation	$58,473	$112,563	$72,353

Basic earnings per share	$0.60	$1.32	$0.95
Weighted average shares of common stock outstanding-basic	96,827,342	85,209,378	76,022,375
Diluted earnings per share	$0.60	$1.22	$0.91
Weighted average shares of common stock outstanding-diluted	110,084,927	100,464,045	88,627,741
Distributions declared and paid per share	$1.24	$1.36	$1.36

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. The Company’s first lien debt may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans will expose the Company to the risks associated with second lien and subordinated loans to the extent it invests in the “last out” tranche. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, public equity, and credit funds with over $30 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit http://www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant volatility on our business, portfolio companies, our industry and the global economy. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein, except as may be required by law. All forward-looking statements speak only as of the time of this press release.

Contacts

New Mountain Finance Corporation
Investor Relations
Shiraz Y. Kajee, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505